Exhibit 99

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS FIRST QUARTER 2004 RESULTS;

SEGMENT INCOME GROWS 35.8%

Philadelphia, PA – April 14, 2004.   Crown Holdings, Inc. (NYSE:CCK), today announced its financial results for the first quarter ended March 31, 2004.

Net sales in the first quarter rose to $1,623 million, up 11.2% over the $1,460 million in the first quarter of 2003. Americas Division net sales increased 5.1% to $640 million and the European Division’s net sales increased 17.1% to $899 million.

Gross profit in the first quarter of 2004 increased 23.6% to $183 million over the $148 million in the 2003 first quarter. As a percentage of net sales gross profit expanded to 11.3% in the first quarter compared to 10.1% in the first quarter last year. The improvement was driven by increased operating efficiencies, the positive effects of the Company’s ongoing cost containment and restructuring programs in recent years, higher volumes in line with the market, improved pricing in certain product lines and stronger foreign currencies.

Segment income (defined by the Company as gross profit less selling and administrative expense and provision for restructuring) grew to $91 million in the first quarter, up 35.8% over the $67 million in the 2003 first quarter. A reconciliation of segment income from gross profit is provided as a note to the attached unaudited Consolidated Statements of Operations. Segment income as a percentage of net sales improved to 5.6% from the 4.6% in the same period last year. Significant increases in segment income were reported across all divisions as a result of productivity gains, increased volumes and improved pricing in some product lines and currency translation.

Commenting on the quarter, John W. Conway, Chairman and Chief Executive Officer, stated, “We are very pleased with the improved operating and profit performance of virtually every business in our portfolio. Demand for our proprietary, industry award winning can shaping and easy open end technologies continues to command our customers’ attention. These innovative technologies add value to our customers’ offerings by distinguishing their brands and providing consumers with ease of use, convenience and value.”

Interest expense in the first quarter was $90 million compared to $79 million in the first quarter of 2003. The increase reflects the impact of higher average interest rates in the 2004 first quarter resulting from the Company’s February 2003 refinancing, partially offset by lower average debt outstanding.

Debt and cash amounts were:

	March 31,	December 31,	March 31,
	2004	2003	2003

Total debt	$4,042	$3,939	$4,494
Cash	243	401	545

	$3,799	$3,538	$3,949

Receivables securitization	$100	$90	$100

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

As previously announced, the Company completed concurrent cash tender offers by two of its wholly owned subsidiaries, Crown Cork & Seal Company, Inc. (Crown Cork) and Crown Cork & Seal Finance S.A. (Crown Finance), for certain of their respective outstanding unsecured notes. Crown Cork purchased $21 million of its 8.375% Notes due January 15, 2005 (2005 Notes) at a price of 104.5% of its original principal amount. Crown Finance purchased €85 million of its 6.00% Notes due December 6, 2004 (2004 Notes) at a price of 103.0% of its original principal amount. Remaining principal balances outstanding are $40 million of 2005 Notes and €22 million of 2004 Notes.

The first quarter net loss narrowed to $18 million, or $0.11 per diluted share, compared to the net loss of $34 million, or $0.21 per diluted share, in the first quarter of 2003. The results for the first quarter of 2004 include a $5 million net loss, or $0.03 per diluted share (net loss of $2 million, or $0.01 per diluted share in the first quarter of 2003), reflecting a $3 million net loss for the early extinguishment of debt and a $2 million net loss related to the remeasurement of foreign currency exposures in Europe.

Conference Call

The Company will hold a conference call tomorrow, April 15, 2004 at 11:00 a.m. (EDT) to discuss this news release. The dial-in numbers for the conference call are (712) 257-0027 or toll-free (888) 560-8502 and the access password is “packaging.” A replay of the conference call will be available for a one-week period ending at midnight on April 22. The telephone numbers for the replay are (402) 998-0501 or toll free (888) 277-5139 and the access passcode is 2765. A live web cast of the call will be made available to the public on the Internet at the Company’s Web site, www.crowncork.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption “Forward-Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2003 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its affiliated companies, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

*  *  *  end  *  *  *

For more information, contact:
Timothy J. Donahue, Senior Vice President — Finance, (215) 698-5088, or
Edward Bisno, Bisno Communications, (917) 881-5441.

Unaudited Consolidated Statements of Operations and Balance Sheets and Segment Information follow this page.

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)

(In millions except share and per share data)

	Three months ended March 31,

	2004	2003

Net sales	$1,623	$1,460

Cost of products sold	1,337	1,211
Depreciation and amortization	77	78
Pension expense	26	23

Gross profit (1)	183	148

Selling and administrative expense	92	81
Loss from early extinguishments of debt	4	11
Interest expense	90	79
Interest income	(2)	(2)
Translation and exchange adjustments	4	(13)

Net loss before income taxes, minority interests and equity earnings	(5)	(8)

Provision for income taxes	8	19
Minority interests and equity earnings	(5)	(7)

Net loss	($18)	($34)

Loss per average common share:
Basic	($0.11)	($0.21)

Diluted	($0.11)	($0.21)

Weighted average common shares outstanding:
Basic	165,075,996	163,843,107
Diluted	167,193,105	164,776,546
Actual Common shares outstanding	165,114,274	163,890,237

(1)	The Company views segment income, as defined below, as the principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as gross profit less selling and administrative expense and provision for restructuring. A reconciliation from gross profit to segment income for the three months ended March 31 follows:

	2004	2003

Gross profit	$183	$148
Selling and administrative expense	92	81

Segment income	$91	$67

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CONSOLIDATED BALANCE SHEETS (CONDENSED & UNAUDITED)
(In millions)

March 31,	2004	2003

Assets
Current assets
Cash and cash equivalents	$243	$545
Receivables, net	919	905
Inventories	954	917
Prepaid expenses and other current assets	137	131

Total current assets	2,253	2,498

Goodwill	2,450	2,289
Property, plant and equipment, net	2,057	2,170
Other non-current assets	1,127	1,098

Total	$7,887	$8,055

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$76	$60
Current maturities of long-term debt	118	334
Other current liabilities	1,813	1,706

Total current liabilities	2,007	2,100

Long-term debt, excluding current maturities	3,848	4,100
Other non-current liabilities and minority interests	1,867	1,907
Shareholders’ equity/(deficit)	165	(52)

Total	$7,887	$8,055

Consolidated Supplemental Financial Data (Unaudited)

	Three months ended March 31,
(in millions)
Net Sales	2004	2003

Americas	$640	$609
Europe	899	768
Asia	84	83

	$1,623	$1,460

Segment Income

Americas	$25	$18
Europe	80	62
Asia	12	9
Corporate	(26)	(22)

Consolidated	$91	$67